EXHIBIT 4.3
DESCRIPTION OF NERDY INC. SECURITIES
Class A Common Stock
Voting Rights. Except as provided by law or in a preferred stock designation, holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend Rights. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Nerdy Inc. Board out of funds legally available for dividend payments.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.
Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.
Class B Common Stock
Generally. Shares of Class B common stock will not be transferrable except in connection with a permitted transfer of a corresponding number of OpCo Units. Accordingly, each holder of Class B Common Stock will have a number of votes in Nerdy Inc. equal to the aggregate number of OpCo Units that it holds.
Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the holders of Common Stock. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Dividend Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.
Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of Nerdy Inc.
Other Matters. The shares of Class B Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class B Common Stock.
Preferred Stock
The Nerdy Inc. Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of Nerdy Inc., diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of Nerdy Inc., or delaying or preventing a change in control of Nerdy Inc.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders Agreement, the number of directors of the Nerdy Inc. Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Nerdy Inc. Board, but initially consists of seven (7) directors, divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Nerdy Inc. Board.
Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Nerdy Inc. Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Nerdy Inc., subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Quorum
The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Nerdy Inc. Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Nerdy Inc. by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Nerdy Inc., for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after Nerdy Inc.’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Nerdy Inc. Board or of any committee thereof may be taken without a meeting, if all members of the Nerdy Inc. Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Nerdy Inc. Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of Nerdy Inc. to Nerdy Inc. or its stockholders, (iii) any action asserting a claim against Nerdy Inc. or any director or officer or other employee of Nerdy Inc. arising pursuant to any provision of the DGCL, the certificate of incorporation or bylaws, or (iv) any action asserting a claim against Nerdy Inc. or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless Nerdy Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and Class B Common Stock is Continental Stock Transfer & Trust Company.